Exhibit 99.2
Report of Independent Registered Public Accounting Firm
To the Audit Committee, Board of Directors,
     and Shareholders of Graymark Healthcare, Inc.
We have audited the accompanying balance sheets of Avastra Eastern Sleep Centers, Inc. as of June 30, 2009 and 2008, and the related statements of operations, shareholders’ equity, and cash flows for the year ended June 30, 2009 and the period from October 12, 2007 to June 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2009 and 2008, and the results of its operations and its cash flows for the year ended June 30, 2009 and the period from October 12, 2007 to June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.
/s/ Eide Bailly LLP
December 17, 2009
Minneapolis, Minnesota

AVASTRA EASTERN SLEEP CENTERS, INC.
Balance Sheets
As of June 30, 2009 and 2008

	2009	2008

ASSETS

Cash and cash equivalents	$62,641	$212,177
Accounts receivable, net of allowance for doubtful accounts of $179,504 and $48,988, respectively	732,523	593,430
Other current assets	77,908	77,665

Total current assets	873,072	883,272
Property and equipment, net	162,294	181,709
Deferred tax assets	512,085	493,552
Intangible assets, net	657,917	781,277
Goodwill	2,778,770	1,762,672

Total assets	$4,984,138	$4,102,482

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$—	$23,345
Accrued liabilities	836,523	477,217
Short-term debt	—	807,067
Current portion of long-term debt	25,141	23,423

Total current liabilities	861,664	1,331,052
Long-term debt, net of current portion	45,676	70,817

Total liabilities	907,340	1,401,869

Shareholders’ Equity:
Common stock no par value, 200 shares authorized; 100 issued and outstanding	—	—
Paid-in capital	2,873,578	2,070,081
Retained earnings	1,203,220	630,532

Total shareholders’ equity	4,076,798	2,700,613

Total liabilities and shareholders’ equity	$4,984,138	$4,102,482

See Accompanying Notes to Financial Statements

AVASTRA EASTERN SLEEP CENTERS, INC.
Statements of Operations

	Year Ended	Period from
	June 30,	10/12/2007
	2009	to 6/30/2008
Revenues	$5,478,086	$4,064,366
Cost of sales	2,376,043	1,624,783

Gross profit	3,102,043	2,439,583

Costs and Expenses:
Selling, general and administrative	1,959,152	1,265,896
Depreciation and amortization	166,899	111,181

	2,126,051	1,377,077

Income from continuing operations	975,992	1,062,506

Other Expense:
Interest expense	32,080	13,665
Other expense	17,796	23,724

Total other expense	49,876	37,389

Net income before provision for income taxes	926,116	1,025,117
Provision for income taxes	353,428	394,585

Net income	$572,688	$630,532

See Accompanying Notes to Financial Statements

AVASTRA EASTERN SLEEP CENTERS, INC.
Statements of Shareholders’ Equity
For the Year Ended June 30, 2009 and the
Period from October 12, 2007 to June 30, 2008

			Additional
	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Earnings
Balance, October 12, 2007	—	$—	$—	$—
Issuance of common stock	100	—	—	—
Contributions from Parent	—	—	3,030,366	—
Distributions to Parent	—	—	(960,285)	—
Net income	—	—	—	630,532

Balance, June 30, 2008	100	—	2,070,081	630,532
Contributions from Parent	—	—	1,851,451	—
Distributions to Parent	—	—	(1,047,954)	—
Net income	—	—	—	572,688

Balance, June 30, 2009	100	$—	$2,873,578	$1,203,220

See Accompanying Notes to Financial Statements

AVASTRA EASTERN SLEEP CENTERS, INC.
Statements of Cash Flows

	Year Ended	Period from
	June 30,	10/12/2007
	2009	to 6/30/2008
Operating activities:
Net income	$572,688	$630,532
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition:
Depreciation and amortization	166,899	111,181
Deferred income taxes	(18,533)	(7,374)
Changes in assets and liabilities —
Accounts receivable	(139,093)	45,515
Other assets	(243)	(77,665)
Accounts payable	(23,345)	552
Accrued liabilities	359,306	367,479

Net cash provided by operating activities	917,679	1,070,220

Investing activities:
Cash received in purchase of business	—	120,000
Purchase of business	—	(2,280,000)
Payment of earnout obligation	(1,016,098)	(226,337)
Purchase of property and equipment	(24,124)	(7,396)

Net cash used in investing activities	(1,040,222)	(2,393,733)

Financing activities:
Contributions from Parent	1,851,451	2,517,098
Distributions to Parent	(1,047,954)	(960,285)
Debt payments	(830,490)	(21,123)

Net cash provided by (used in) financing activities	(26,993)	1,535,690

Net change in cash and cash equivalents	(149,536)	212,177
Cash and cash equivalents at beginning of period	212,177	—

Cash and cash equivalents at end of period	$62,641	$212,177

Noncash Investing and Financing Activities:
Seller-financing of acquisitions	$—	$807,000

Common stock issued by Parent in acquisition	$—	$513,268

Cash Paid for Interest and Income Taxes:
Interest expense	$32,000	$14,000

Income taxes	$—	$—

See Accompanying Notes to Financial Statements

AVASTRA EASTERN SLEEP CENTERS, INC.
Notes to Financial Statements
For the Year Ended June 30, 2009 and the
Period from October 12, 2007 to June 30, 2008
Note 1 — Nature of Business
     Avastra Eastern Sleep Centers, Inc. (the “Company”) is organized in New York and began operations on October 12, 2007. The Company is a wholly-owned subsidiary of Avastra, LTD., an Australian corporation (the “Parent”). The Company operates facilities that provide diagnostic sleep testing services and treatment for sleep disorders at sleep diagnostic centers in Florida and New York. The Company’s services are used primarily by patients with obstructive sleep apnea. These centers provide monitored sleep diagnostic testing services to determine sleep disorders in the patients being tested. The majority of the sleep testing is to determine if a patient has obstructive sleep apnea. Positive airway pressure provided by sleep/personal ventilation (or “CPAP”) equipment is the American Academy of Sleep Medicines preferred method of treatment for obstructive sleep apnea. The Company’s sleep diagnostic facilities also determine the correct pressure settings for patient treatment with positive airway pressure.
Note 2 — Summary of Significant Accounting Policies
     Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     Subsequent events — We have evaluated subsequent events through the date the financial statements were issued on December 17, 2009.
     Revenue recognition — Revenue from sleep center services are recognized in the period in which services are provided to customers and are recorded at net amounts estimated to be paid by the third party payors or customers. Insurance benefits are assigned to the Company and the Company bills on behalf of its customers.
     Cash and cash equivalents — The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.
     Accounts receivable — Accounts receivable are reported net of allowances for doubtful accounts of $179,504 and $48,988 as of June 30, 2009 and 2008, respectively. The majority of the Company’s accounts receivable are due from private insurance carriers, Medicaid / Medicare and other third party payors, as well as from customers under co-insurance and deductible provisions.
     The Company’s allowance for doubtful accounts is an estimate of net amounts collectable based on the age of the accounts and historic collection patterns from the various payors. Accounts are written-off when, due to the age of the account or based on other specific information, the account is deemed uncollectable.
     Property and equipment — Property and equipment is stated at cost and depreciated using the straight line method to depreciate the cost of various classes of assets over their estimated useful lives. At the time assets are sold or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and depreciation accounts; profits and losses on such dispositions are reflected in current operations. Fully depreciated assets are written off against accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

     The estimated useful lives of the Company’s property and equipment are as follows:

Asset Class	Useful Life
Equipment	5 to 7 years
Software	3 years
Furniture and fixtures	7 years
Leasehold improvements	5 years or remaining lease period, whichever is shorter
Vehicles	5 years
     Goodwill and Intangible Assets — Goodwill is the excess of the purchase price paid over the fair value of the net assets of the acquired business. Goodwill and other indefinitely — lived intangible assets are not amortized, but are subject to annual impairment reviews, or more frequent reviews if events or circumstances indicate there may be an impairment of goodwill.
     Intangible assets other than goodwill which consist of covenants not to compete are amortized over their estimated useful lives of seven years using the straight line method. The Company evaluates the recoverability of identifiable intangible asset whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.
     Advertising Costs — Advertising and sales promotion costs are expensed as incurred. Advertising expense for the year ended June 30, 2009 and the period from October 12, 2007 to June 30, 2008 totaled $183,566. There was no advertising expense during the period from October 12, 2007 to June 30, 2008.
     Income Taxes — The Company is part of a controlled group owned by Parent that collectively file a consolidated income tax return. Income taxes payable are recorded as a liability until such time as settled with Parent.
     The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event the Company determines that the deferred tax assets will not be realized in the future, the valuation adjustment to the deferred tax assets is charged to earnings in the period in which the Company makes such a determination.
     The Company uses a two-step process to evaluate a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
     Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The Company reports tax-related interest and penalties as a component of income tax expense.
     Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of June 30, 2009, is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of June,

2009, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current tax law and policy that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.
     Fair value of financial instruments — The recorded amounts of cash and cash equivalents, other receivables, and accrued liabilities approximate fair value because of the short-term maturity of these items. The Company calculates the fair value of its borrowings based on estimated market rates. Fair value estimates are based on relevant market information and information about the individual borrowings. These estimates are subjective in nature, involve matters of judgement and therefore, cannot be determined with precision. Estimated fair values are significantly affected by the assumptions used. Based on the Company’s calculations at June 30, 2009 and 2008, the carrying amount of the Company’s borrowings approximates fair value.
     New Accounting Pronouncements —
     FIN 48 — In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 is intended to clarify the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes the recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 became effective for the years beginning after December 15, 2006.
     Under FIN 48, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
     Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.
     The adoption of FIN 48 did not have a material impact on the Company’s financial position, results of operations, or cash flows as of June 30, 2009 and 2008.
     SFAS 157 — In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until January 1, 2009. The adoption of SFAS 157 did not have a material impact on the Company’s financial position, results of operations, or cash flows.
     SFAS 141(R) and SFAS 160 — In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations” (“SFAS 141 (R)”), replacing SFAS No. 141, “Business Combinations” (“SFAS 141”), and SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (“SFAS 160”). SFAS 141(R) retains the fundamental requirements of SFAS 141, and broadens its scope by applying the acquisition method to all transactions and other events in which one entity obtains control over one or more other businesses, and requires, among other things, that assets acquired and liabilities assumed be measured at fair value as of the acquisition date, that liabilities related to contingent consideration be recognized at the acquisition date and remeasured at fair value in each subsequent reporting period, that acquisition-related costs be expensed as incurred, and that income be recognized if the fair value of the net assets acquired exceeds the fair value of the consideration transferred. SFAS 160 establishes accounting and reporting standards for noncontrolling interests (i.e., minority interests) in a subsidiary, including changes in a parent’s ownership interest in a subsidiary and requires, among other things, that noncontrolling interests in subsidiaries be classified as a separate component of equity. Except for the presentation and disclosure requirements of SFAS 160, which are to be applied retrospectively for all periods presented, SFAS 141 (R) and SFAS 160 are to be applied prospectively in financial statements issued for fiscal years beginning after December 15, 2008. Management is assessing the impact SFAS 160 will have on the Company’s financial statements.
Note 3 — Acquisition
     On October 12, 2007, the Company purchased all of the assets of Sleep Medicine Centers of Western New York (“Sleep New York”) and Sleep Medicine Centers of Florida (“Sleep Florida”), (collectively “Eastern Acquisition”) for $2.8 million. Purchase consideration for the Eastern Acquisition included $2.3 million in cash and 1,130,000 shares of Parent common stock valued at $0.5 million. The Company believes that the Eastern Acquisition solidifies the Company as a national leader in quality sleep medicine. The goodwill related to the Eastern Acquisition is expected to be deductible tax purposes.
     The following table presents the purchase price allocation, to the assets acquired and liabilities assumed, based on fair market values:

Eastern
Acquisition
Cash and cash equivalents	$120,000
Accounts receivable	638,945

Total current assets	758,945

Property and equipment	203,254
Deferred tax asset	486,178
Intangible assets	863,517
Goodwill	729,268

Total assets acquired	3,041,162

Accounts payable	22,793
Accrued liabilities	109,738
Long-term debt	115,363

Total liabilities assumed	247,894

Total purchase price	$2,793,268

     In addition, the former owner of Sleep New York and Sleep Florida, who is also the Company’s president, is entitled to receive earnout payments for a period of five years after the date of acquisition. The earnout payments are based on a percentage, ranging from 65% to 90%, of earnings before interest and taxes as defined (“EBIT”). If the earnout payments are not made, the former owner has the ability to repurchase the Company at a price equal to the net book value of the Company’s assets. During the year ended June 30, 2009, the former owner was paid an earnout obligation of $1.0 million. During the period ended June 30, 2008, the former owner became entitled to an earnout payment of $1.0 million. Approximately $0.8 million of the earnout payment in the period ended June 30, 2008 was financed by the former owner.
     The results of operations from the Eastern acquisition have been included in the Company’s statement of operations prospectively from the date of acquisition.

Note 4 — Property and Equipment
     Following are the components of property and equipment included in the accompanying balance sheets as of June 30, 2009 and 2008:

	2009	2008
Equipment	$136,760	$127,118
Furniture and fixtures	65,027	61,181
Software	11,173	6,437
Vehicles	15,914	15,913
Leasehold improvements	5,900	—

	234,774	210,649

Accumulated depreciation	(72,480)	(28,941)

	$162,294	$181,708

     Depreciation expense for the year ended June 30, 2009 and the period from October 12, 2007 to June 30, 2008 was $43,539 and $28,941, respectively.
Note 5 — Goodwill and Other Intangibles
     Changes in the carrying amount of goodwill during the year ended June 30, 2009 and the period from October 12, 2007 to June 30, 2008 were as follows:

October 12, 2007	$—
Eastern Acquisition	729,268
Earnout payment	1,033,404

June 30, 2008	1,762,672
Earnout payment	1,016,098

June 30, 2009	$2,778,770

     As of June 30, 2009, the Company had $2.8 million of goodwill resulting from business acquisitions. Goodwill and intangibles assets with indefinite lives must be tested for impairment at least once a year. Carrying values are compared with fair values, and when the carrying value exceeds the fair value, the carrying value of the impaired asset is reduced to its fair value. The Company tests goodwill for impairment on an annual basis in June or more frequently if management believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.
     The Company’s evaluation of goodwill completed during June 2009 and 2008 resulted in no impairment losses.

     Intangible assets as of June 30, 2009 and 2008 include the following:

	Useful	2009			2008
	Life	Gross	Accumulated		Gross	Accumulated
	(Years)	Amount	Amortization	Net	Amount	Amortization	Net
Covenants not to compete	7	$863,517	$(205,600)	$657,917	$863,517	$(82,240)	$781,277

     Amortization expense for the year ended June 30, 2009 and the period from October 12, 2007 to June 30, 2008 was $123,360 and $82,240, respectively. Amortization expense for the next five years related to theses intangible assets is expected to be $123,360 in each year.
Note 6 — Short Term Debt
     As of June 30, 2008, the Company had an unsecured note payable to the former owners of Sleep Florida and Sleep New York in the amount of $807,067. The note beared interest at 8% per annum and was paid during the year ended June 30, 2009. Interest expense paid to the former owner during the year ended June 30, 2009 and 2008 was $28,284 and $10,761, respectively.
Note 7 — Long Term Debt
     As of June 30, 2009 and 2008, the Company had an unsecured note payable to a bank in the amount of $70,817 and $94,240, respectively. The note bears interest at a fixed rate of 7.10% and matures on February 5, 2012. The Company is required to make monthly payments of principal and interest of $2,447.
     At June 30, 2009, future maturities of long-term debt were as follows:

2010	$25,141
2011	26,986
2012	18,690
Note 8 — Operating Leases
     The Company leases all of the real property used in its business for office space and sleep testing facilities under operating lease agreements. Rent is expensed as paid consistent with the terms of each lease agreement over the term of each lease. In addition to minimum lease payments, certain leases require reimbursement for common area maintenance and insurance, which are expensed when incurred.
     The Company’s rental expense for operating leases the year ended June 30, 2009 and the period from October 12, 2007 to June 30, 2008 was $314,837 and $193,687, respectively.
     Following is a summary of the future minimum lease payments under operating leases as of June 30, 2009:

2010	$309,796
2011	242,561
2012	152,336
2013	90,634
2014	84,670
Thereafter	—

Total	$879,997

Note 9 — Income Taxes
     The Company’s income tax provision consists of:

	Year Ended	Period from
	June 30,	10/12/2007 to
	2009	6/30/2008
Current provision	$371,961	$401,959
Deferred provision (benefit)	(18,533)	(7,374)

Total	$353,428	$394,585

     Deferred income tax assets and liabilities as of June 30, 2009 and 2008 are comprised of:

	2009	2008

Deferred income tax assets:
Goodwill	$432,159	$464,570
Intangible assets	43,861	17,545
Accounts receivable	71,802	19,595

Total deferred tax assets	547,822	501,710
Deferred income tax liabilities:
Fixed assets, net	(35,737)	(8,158)

Deferred tax asset, net	$512,085	$493,552

     The provision for income taxes differs from the amount computed by multiplying income before taxes by the statutory federal income tax rate due to state income taxes, differences between book and tax depreciation and amortization, and nondeductible allowance for bad debts. Income taxes payable at June 30, 2009 and 2008, was $773,920 and $401,959, respectively.
Note 10 — Subsequent Event
     On September 14, 2009, 100% of the ownership of the Company was sold to Graymark Healthcare, Inc. for $4,700,000.